Exhibit 99.1

Outset Medical Reports Unaudited Fourth Quarter and 2025 Results

Appoints Medical Technology Veteran Karen N. Prange to Board of Directors

San Jose, CA – Jan. 12, 2026 – Outset Medical, Inc. (Nasdaq: OM), a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis, today reported unaudited revenue for the fourth quarter and fiscal year ended December 31, 2025, and named Karen N. Prange to its board of directors.

Unaudited Fourth Quarter and 2025 Results

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Revenue in the fourth quarter totaled approximately $28.9 million, bringing revenue for 2025 to approximately $119.5 million, a 5% increase over $113.7 million in 2024.
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Exiting 2025, more than 1,000 sites of care have insourced dialysis with Outset, performing roughly 1 million treatments per year and more than 3 million cumulative treatments on Tablo.
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Year-end cash, including restricted cash, cash equivalents and short-term investments, totaled $173 million. Net cash used in operations in 2025 was below $50 million compared to $116 million in 2024.

“We enter 2026 with a strong backlog, a growing pipeline of new opportunities and a great deal of confidence that the value we deliver for providers and dialysis patients can continue to fuel Outset’s growth for many years to come,” said Leslie Trigg, Chair and Chief Executive Officer. “In 2026, we look forward to building on our innovation track record by delivering new services and technologies that continue to improve patient care outcomes with lower cost and less complexity than traditional dialysis.”

Karen Prange Joins Outset Board

The company also announced the appointment of Karen Prange to its board of directors and its Compensation Committee, replacing Andrea Saia who served on the board since March of 2021.

Ms. Prange currently serves on the boards of AtriCure, Embecta and privately held WS Audiology, in addition to being a Senior Advisor to EQT Group. She previously served on the boards of Cantel Medical, Nevro and ViewRay. In her most recent operating role, she was Executive Vice President and CEO for the $6 billion Global Animal Health, Medical and Dental Surgical Group at Henry Schein. She was previously a Senior Vice President at Boston Scientific and President of its $1 billion Urology and Pelvic Health business. Her earlier career experience included 17 years at Johnson & Johnson in various sales, marketing, market development and general management roles. Ms. Prange earned her B.S. in Business Administration with honors from the University of Florida.

Ms. Trigg said: “Karen brings deep commercial operating experience to our board, with a strong background in sales and go-to-market strategy in the acute-care setting. We are pleased to add an executive of her caliber to our board as we embark on a new year with many exciting opportunities for growth. And on behalf of the entire board, I would like to thank Andrea for her years of service to Outset. Her unique blend of med tech and consumer brand experience were so important to our early success, and we are grateful for her many contributions.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the Company’s unaudited results of operations, including fourth quarter and full year 2025 revenue, year-end cash position and Tablo console shipments, statements about the Company’s possible or assumed future results of operations and financial position, including expectations regarding projected revenues, recurring revenues, gross margin, operating expenses, capital expenditures, cash use, cash burn, cash position, profitability and outlook; statements about the sufficiency of the Company’s cash balances through cashflow breakeven; statements regarding the anticipated impacts and benefits of the Company’s cost reduction actions, initiatives to optimize the commercial organization and improve forecasting and order visibility, and restructurings; statements regarding the Company’s overall business strategy, plans and objectives of management including expectations regarding new services, technologies and offerings; the Company’s expectations regarding the market sizes and growth potential for Tablo and the total addressable market opportunities for Tablo; continued execution of the Company’s initiatives designed to expand gross margins; the Company’s ability to respond to and resolve any reports, observations or other actions by the Food and Drug Administration or other regulators in a timely and effective manner; as well as the Company’s expectations regarding the impact of macroeconomic factors (including changes in tariff or trade laws and policies) on the Company, its customers and suppliers. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results or other events to differ materially from those contemplated in this press release can be found in the Risk Factors section of the Company’s public filings with the Securities and Exchange Commission, including its latest annual and quarterly reports. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of their date and, except to the extent required by law, the Company undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Certain financial information contained in this press release is preliminary, unaudited, and subject to change or adjustment in connection with the completion of the Company’s quarter and year-end closing processes and the preparation of its audited financial statements for the fiscal quarter and year ended December 31, 2025, which will be contained in the Company’s related Annual Report on Form 10-K.

About Outset Medical, Inc.

Outset is a medical technology company transforming the dialysis experience across the continuum of care with a first-of-its-kind technology. The Tablo® Hemodialysis System, FDA-cleared for use from hospital to home, is trusted by more than 1,000 U.S. healthcare facilities and has enabled millions of treatments delivered by thousands of nurses. Designed to reduce the cost and complexity of dialysis, Tablo combines water purification and on-demand dialysate production into a single, integrated system that connects seamlessly with Electronic Medical Record systems and a proprietary data analytics platform. This enterprise solution empowers providers to develop an in-house dialysis program where they are in control – enabling better operational, clinical, and financial outcomes. Outset is redefining what’s possible in kidney care through innovation, scale, and a relentless commitment to improving the lives of patients and the professionals who care for them. For more information, visit www.outsetmedical.com.

Investor Contact

Jim Mazzola

jmazzola@outsetmedical.com